PBF Energy Announces Secondary Public Offering by Blackstone and First Reserve

PARSIPPANY, NJ – February 2, 2015 – PBF Energy Inc. (NYSE: PBF) (“PBF Energy”) announced today an underwritten secondary offering (the “Offering”) by funds affiliated with The Blackstone Group and First Reserve Management, L.P. (the “Selling Stockholders”) of their remaining 3,804,653 shares of Class A common stock pursuant to PBF Energy’s shelf registration statement previously filed with the Securities and Exchange Commission. The Selling Stockholders will receive all of the proceeds from the Offering.

Credit Suisse Securities (USA) LLC is the underwriter of the Offering. The offering of these securities is being made by means of a prospectus supplement and the accompanying prospectus only, copies of which may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010 (Tel: 800-221-1037), or by email at newyork.prospectus@credit-suisse.com.

This offering is being made pursuant to PBF Energy’s registration statement relating to these securities, which has been filed with, and declared effective by, the Securities and Exchange Commission. The registration statement is available on the Commission’s web site at http://www.sec.gov under the registrant’s name. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. indirectly owns the general partner and approximately 52.1% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994